Exhibit 99.2

For Immediate release:                  For additional information contact:

May 16, 2007                            William Galligan - 816-983-1551


  KCS Announces the Placement by KCSM of $165M of 7 3/8% Senior Notes due 2014
       and cthe Notice of Redemption of the 12 1/2% Senior Notes due 2012

Kansas City, Missouri, May 16, 2007 - Kansas City Southern ("KCS") (NYSE: KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (formerly known as TFM, S.A. de C.V.) (the "Company"), has placed U.S.$165.0 million in aggregate principal amount of 7 3/8% Senior Notes due 2014 (the "Notes") (CUSIP Nos. 485161 AB and P6052A AB0) (ISIN Nos. US485161AB96 and USP6052AAB00).

The Notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Company will be required pursuant to a registration rights agreement to file an exchange offer registration statement with the Securities and Exchange Commission with respect to an offer to exchange the Notes. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registrations requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Company intends to use the proceeds from the placement of the Notes, together with borrowing from a $30.0 million bank term loan and available cash on hand, as necessary, to redeem its 12 1/2% Senior Notes due 2012 (CUSIP No. 872402 AG 7) (the "2012 Senior Notes"), to pay the applicable premium and expenses associated with the redemption of the 2012 Senior Notes, to pay fees and expenses related to the placement and for accrued and unpaid interest.

Concurrent with the placement of the Notes, the Company is providing notice to the holders of the 2012 Senior Notes of the Company's call to redeem all of the outstanding $180.0 million 2012 Senior Notes, effective as of June 15, 2007. The redemption price is 106.250% of the principal amount of the 2012 Senior Notes plus accrued and unpaid interest to the redemption date. The amount of accrued and unpaid interest on the 2012 Senior Notes to the redemption date will be $11,250,000.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings


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include Kansas City Southern
de Mexico, S.A. de C.V. serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS's Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.